
                                                               Exhibit 11

                                                  Amerin Corporation and Subsidiaries
                                        Statement of Computation of Per Share Net Income or Loss

                                                        Three Months ended June 30,        Six Months Ended June 30,
                                                        ---------------------------        -------------------------
                                                          1996               1995             1996           1995
                                                          ----               ----             ----           ----

                                                      (in thousands of dollars, except share and per share amounts)
Net income  . . . . . . . . . . . . . . . . . . .  $      6,711  $          2,491     $      12,385   $      4,073
Less pay-in kind dividends on
  preferred stock . . . . . . . . . . . . . . . .           --              1,418                --          2,774
                                                     ----------        ----------        ----------     ----------

Primary and fully diluted basis-net income  .  (1) $      6,711  $          1,073     $      12,385   $      1,299
                                                     ==========        ==========        ==========     ==========

Average shares outstanding  . . . . . . . . .  (2)   26,025,570        10,399,125        26,017,835     10,399,125
Stock issued within one year of IPO . . . . .  (3)           --            85,750                --         85,750
Common stock equivalents from dilutive
  stock options, based on the treasury
  stock method using average market
  price . . . . . . . . . . . . . . . . . . .  (4)      319,012            60,355           327,121         60,500
                                                     ----------        ----------        ----------     ----------


     Total shares -- primary basis . . . . . . . .   26,344,582        10,545,230        26,344,956     10,545,375
Additional shares assuming conversion
  of preferred stock  . . . . . . . . . . . .  (1)           --                --                --             --
Additional common stock equivalents
  from dilutive stock options, based
  on the treasury stock method using
  closing market price, if higher
  than average market price . . . . . . . . .  (4)       17,001             1,893             8,578          3,375
                                                     ----------        ----------        ----------     ----------

     Total shares -- fully diluted . . . . . . . .   26,361,583        10,547,123        26,353,534     10,548,750
                                                     ==========        ==========        ==========     ==========

Net income per share -- primary  . . . . . . . . . $       0.25  $           0.10     $        0.47   $       0.12
                                                     ==========        ==========        ==========     ==========


Net income per share -- fully diluted  . . . . . . $       0.25  $           0.10     $        0.47   $       0.12
                                                     ==========        ==========        ==========     ==========
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(1) Preferred stock (redeemed in December 1995) was not convertible until 2007 at which time it was mandatorily convertible.  Because conversion was not effective within 10 years of each reporting period, conversion was not assumed for all periods prior to 1996.

(2) For the three and six month periods ended June 30, 1995, excludes 11,000,000 shares of common stock issued subject to contingent recall provisions.
    Conditions required for the removal of the recall provisions were not met during such periods. For the three and six month periods ended June 30, 1996, includes 13,340,000 shares issued in conjunction with the Company's
    November 28, 1995 initial public offering and 2,250,068 shares, as of the date of such offering, out of a total of 11,000,000 shares that were excluded from weighted average shares prior to the Company's initial public offering. The Company's initial public offering removed the recall provisions on 2,250,068 of the shares and resulted in the cancellation of the remaining 8,749,932 common shares.

(3) Stock awards and options issued in the twelve months prior to the Company's initial public offering are treated as common stock equivalents (based on the treasury stock method using the initial public offering price).

(4) Prior to the Company's initial public offering, excludes options for 4,375,000 shares of common stock subject to contingent recall provisions.
    Conditions required for the removal of the recall provisions were not met during the periods prior to the Company's initial public offering. Upon consummation of the Company's initial public offering, options for 4,374,966 shares were cancelled.